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                                                                    EXHIBIT 10.6



                         ELECTRO-OPTICAL SCIENCES, INC.

                              CONSULTING AGREEMENT

            This Consulting Agreement (this "AGREEMENT") is made as of May 31, 2005, between Electro-Optical Sciences, Inc., a Delaware corporation with its principal office at 3 West Main Street, Suite 201, Irvington, New York 10533 (the "COMPANY"), and Marek Elbaum, Ph.D. ("CONSULTANT"), residing at 79 Beechdale Road, Dobbs Ferry, New York 10533.

            WHEREAS, the Company and Consultant agree that it is in both of their best interests for Consultant to resign as a director and as Chief Science and Technology Officer of the Company; and

            WHEREAS, the parties desire to terminate the Employment Agreement between the parties dated as June 20, 2003, as amended as of January 5, 2004, and to enter into this Agreement in order to assure the Company of the services of Consultant and to set forth the services and compensation of Consultant, all upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations and covenants contained herein, the Company and Consultant agree as follows:

            1. Position and Duties. The Company shall retain Consultant, and Consultant shall serve, as the Company's Chief Scientist. Consultant shall perform such services and functions customary with such position, including without limitation advice on integration of product development, mentoring and advising staff scientists, providing new product vision, supporting research and development, and such other similar services as shall from time to time be assigned to him by the Chief Executive Officer or the Chief Executive Officer's designee (collectively, "MANAGEMENT").

            Except as may be expressly otherwise consented to in writing by Management, Consultant will use his best efforts to promote the interests of the Company and devote a majority of his business time and energies to the business and affairs of the Company. Without the prior consent of Management, which consent shall not be unreasonably withheld, Consultant shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, Consultant, corporate officer or director, engage or become financially interested in, or be concerned with any other duties or pursuits which interfere with the performance of the services described hereunder, or which even if noninterfering, may be inimical or contrary to the best interests of the Company. Notwithstanding the foregoing, Consultant's ownership of securities of a public company engaged in competition with the Company's business not in excess of two percent (2%) of any class of such securities shall not be considered a breach of the covenants set forth in this Paragraph 1.
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            2. Term. Unless terminated earlier pursuant to Paragraph 5 of this
Agreement the term of this Agreement will commence on the date hereof and continue for a period of two (2) years (the "INITIAL TERM") and be automatically renewed for an additional one (1) year period unless either Consultant or the Company determine that this Agreement shall not be extended for such one (1) year period (the "RENEWAL TERM"). Consultant shall be entitled to a $100,000 lump sum payment payable by the Company upon such determination.

            3. Place of Performance. Consultant's services hereunder shall be primarily performed in the Metropolitan New York area at a location or locations determined by Management. From time to time, at the discretion of Management, Consultant shall be required to work at other locations determined by the Company, and to attend business meetings, presentations and the like requiring business travel, as shall be reasonably necessary to perform the services contemplated hereunder.

            4. Compensation.

            (a) Fee. As compensation for services rendered under this Agreement, Consultant shall receive a monthly fee of $14,583.33 which shall be payable in installments as determined by the Company, but not less frequently than once a month (the "FEE"). The Fee shall be paid without withholding and Consultant shall be responsible for all taxes payable with respect to the Fee.

            (b) Expenses. Consultant is authorized to incur reasonable expenses in connection with conducting and promoting the business and affairs of the Company, including reasonable expenses for travel and similar items, subject to such limitations and restrictions set by Management from time to time. Consultant will be reimbursed for reasonable out of pocket expenses actually incurred by him in furtherance of services rendered under this Agreement. Such expenses shall be reimbursed on a bi-weekly or other regular basis not less frequently than the Company's employees are reimbursed generally, to be determined in the Company's sole discretion, upon presentation by Consultant of an itemized account of such expenditures, consistent with policies and procedures established by Management, together with such receipts or other evidence as the Company shall require for tax or accounting purposes.

            5. Termination.

            (a) Termination by the Company for Cause. The Company may terminate Consultant's services at any time, without notice, for "CAUSE".
      Termination by the Company for "Cause" shall mean termination based upon:
      (a) the conviction of Consultant of, or entry by Consultant of a plea of guilty or no contest to, any felony, fraud, misappropriation or embezzlement or other crime of moral turpitude; (b) the conviction of Consultant of, or entry by Consultant of a plea of guilty or no contest to, any crime or offence involving money or other property of the Company;
      (c) failure by Consultant to materially perform the services described in this Agreement or materially perform or observe any of the terms and provisions of this Agreement in a manner reasonably satisfactory to Management and the Board of Directors of the Company, and failure to cure such misconduct or default within thirty (30) days of receipt of written
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      notice from the Company stating the nature of the misconduct or default in reasonable detail (provided that such thirty day notice shall not apply in the case of a failure to materially perform or observe any of the terms and provisions of Section 6 or 7 of this Agreement); or (d) willful or purposeful misconduct on the part of Consultant that is, or that will be if continued, materially and demonstrably damaging or detrimental to the Company, financial or otherwise. In the event the Company terminates Consultant pursuant to this Section, Consutant shall not be entitled to receive any payment pursuant to this Agreement other than accrued but unpaid fees under Section 4 hereof.

            (b) Termination by the Company for Financial Hardship. In the event that the company experiences severe financial hardship then the Company and Consultants shall renegociate the terms of this agreement at such time based on the then current circumstances. Severe financial hardship shall be determined the Company's Board of Directors in its reasonable discretion. In the event the Company terminates Consultant pursuant to this Section, Consutant shall not be entitled to receive any payment pursuant to this Agreement other than accrued but unpaid fees under
      Section 4 hereof. This Section shall have no further force and effect upon consummation by the Company of an offering or a securities offering producing not less than $10,000,000 in gross proceeds.

            (c) Termination by the Company upon Death or Disability. If Consultant shall die or become "Permanently Disabled" during the term of this Agreement, this Agreement and all compensation hereunder shall terminate, except the $100,000 termination payment provided in Section 2. For the purposes of this Agreement, Consultant shall be deemed to be "PERMANENTLY DISABLED" if, during the Initial Term or the Renewal Term, because of ill health, physical or mental disability, or for other causes beyond Consultant's control, Consultant shall have been unable or unwilling, or shall have failed to perform his duties hereunder for either sixty (60) consecutive days or a total period of ninety (90) days in any twelve-month period during the term of this Agreement whether consecutive or not. Notwithstanding anything to the contrary contained herein, during any period that Consultant fails to perform his duties hereunder as a result of his disability (but prior to the termination of this Agreement as a result of such disability), (i) Consultant shall continue to receive his monthly fee, provided that payments made to Consultant pursuant to this Section 6 shall be reduced by the sum of the amounts, if any, payable to Consultant at or prior to the time of any such payment under any disability benefit plan or program to which Consultant is entitled, and
      (ii) the Company shall have the right to hire or engage any other individual or individuals to perform such duties and functions as the Company shall desire, including those duties heretofore performed by Consultant.

            6. Protection of Confidential Information. Consultant hereby covenants and agrees that all of the terms, conditions and provisions relating to inventions, non-disclosure and non-competition of that certain Employee Invention, Non-Disclosure and Non-Competition Agreement, dated September 1, 1997, by and between the Company and Consultant (the "EINN AGREEMENT") are, and shall continue to be, in full force and effect as if Consultant were still serving as an Employee of the Company for so long as Consultant shall be engaged as a Consultant to the Company hereunder, and are hereby ratified and confirmed in all respects notwithstanding the change of status of Consultant from an Employee to a Consultant.
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Consultant represents and warrants that he has complied with the EINN Agreement since the date thereof, and covenants and agrees that he shall comply with the EINN Agreement during the Initial and the Renewal Term. This Agreement shall supersede the EINN Agreement to the extent of any difference or inconsistency in the provisions of said agreements.

            7. Covenant Not To Compete.

            (a) Consultant agrees that: during the term of this Agreement and for a period of two (2) years thereafter (the "RESTRICTED PERIOD") Consultant shall not either directly or indirectly, whether by establishing a new business or by joining an existing one, and whether as a principal, stockholder, officer, director, broker, agent, consultant, corporate officer, licensor or in any other capacity, compete with the Company or become associated with a business enterprise which competes with any business operation of the Company or any business operation of the Company planned prior to Consultant's termination of employment, as evidenced by the Company's business plan, financial budgets or other similar documentation (including, without limitations, the DIFOTI, MelaFind, MelaMeter or SkinSurf products), in the geographical areas in which, prior to Consultant's termination of employment, the Company is doing or proposes to do business, as evidenced by the Company's business plan, financial budgets or other similar documentation, during the Restricted Period.

            Notwithstanding the foregoing, Consultant's ownership of securities of a public company engaged in competition with the Company's Business not in excess of two percent (2%) of any class of such securities shall not be considered a breach of the covenants set forth in this Paragraph.

            (b) Consultant and the Company intend that this covenant not to compete shall be construed as a series of separate covenants, one for each county and each product line. If, in any judicial proceeding, a court shall refuse to enforce any one or more of the separate covenants deemed included in subsection (a) of this Section 7, then such unenforceable covenant shall be deemed severed from this Agreement for the purposes of such judicial proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

            (c) Consultant acknowledges that the Company plans to conduct business on a nationwide basis, that its sales and marketing prospects are for expansion into national and international markets and that, therefore, the territorial and time limitations set forth in this Section 7 are reasonable and properly required for the adequate protection of the business of the Company. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Consultant agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

            (d) The existence of any claim or cause of action by Consultant against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

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            (e) Consultant agrees that he will not solicit for himself or any entity the employment of any employee of the Company.

            (f) Consultant agrees that he will not persuade or attempt to persuade any customer of the Company to cease doing business with the Company or any of its subsidiaries or affiliates, or to reduce the amount of business any customer does with the Company or any of its subsidiaries or affiliates.

            (g) Consultant agrees that he will not solicit for himself or any entity the business of a customer of the Company or any of its subsidiaries or affiliates, or solicit any business which was a customer of the Company or any of its subsidiaries or affiliates within six months prior to the termination of the Consultant's employment.

            8. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority.

            9. Additional Agreements. Consultant agrees that, following termination of his engagement hereunder, Consultant shall furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company or any of its subsidiaries or affiliates is, or may become, a party. The Company agrees to reimburse Consultant for any reasonable out-of-pocket disbursements (including reasonable attorney fees), incurred by Consultant in connection with or furnishing such information or providing such assistance. The Company further agrees that following termination of this Agreement other than pursuant to
Section 5(a) hereof, the Company shall pay to Consultant an amount equal to any payments Consultant would have had to make in order to extend his insurance benefits under COBRA for a period of 18 months. For so long as Consultant is providing services to the Company hereunder, all currently outstanding options and/or warrants granted to Consultant in his former capacities at the Company shall be continued on the same terms as previously provided; however, any incentive stock options shall become non-statutory by reason of the change in Consultant's status.

            10. Lock-up. Consultant agrees to enter into and be bound by a lock-up agreement with respect to any securities of the Company held by him. Such agreement shall be in the same form and on terms not less favorable to those entered into by principal shareholders of the Company.

            11. Disputes.

                  (a) Arbitration. Consultant and the Company will arbitrate any and all controversies, claims or disputes arising out of or relating to this Agreement or the Consultant's employment with the Company ("Claims") in New York City before a single arbitrator at the American Arbitration Association ("AAA") in accordance with the AAA's National Rules for the Resolution of Employment Disputes. Consultant waives any right to a trial by jury in any
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controversy, claim or dispute with the Company, including those that arise under any federal, state or local law, including without limitation, claims of harassment, discrimination or wrongful termination under common law or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Consultant Retirement Income Security Act of 1974 and the Fair Labor Standards Act.

                  (b) Administrative Claims. While this Agreement precludes the Consultant from filing a court action for any Claim against the Company, this Agreement does not prohibit the Consultant from filing an administrative charge with a local, state or federal administrative body.

                  (c) Injunctive Relief. Notwithstanding the agreement to arbitrate, Consultant recognizes that the services to be rendered by him are of a special, unique, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages and that a breach by the Consultant of his obligations under Section 6 or 7 of this Agreement would cause the Company irreparable harm and no adequate remedy at law would be available to the Company. Accordingly, if any dispute arises between the parties under Section 6 or 7, the Company shall also have the right to institute judicial proceedings in any court of competent jurisdiction to enjoin such acts without the need to post a bond. If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under
Section 11(a) of this Agreement. The Consultant and the Company consent to the jurisdiction of the United States District Court for the Southern District of New York (or if such court cannot exercise jurisdiction for any reason, to the jurisdiction of the New York State Supreme Court for the County of New York) for this purpose. Further, the Consultant and the Company waive any objections to the jurisdiction of such courts based on improper or inconvenient forum

            12. Successors; Binding Agreement. This Agreement and all rights of Consultant hereunder shall inure to the benefit of, and shall be enforceable by, Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Consultant's devisee, legatee or other designee or, if there be no such designee, to Consultant's estate.

            13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given three days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, or the day of being sent by hand delivery or by facsimile (if promptly confirmed in writing), addressed as follows:

                  If to Consultant:       79 Beechdale Road
                                          Dobbs Ferry, New York  10533

                  If to the Company:      3 West Main Street, Suite 201

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                                          Irvington, New York 10535
                                          Attention:  Chief Executive Officer
                                          Facsimile: 914/591-3701

                  With a copy to:         Valerie A. Price, Esq.
                                          Dreier LLP
                                          499 Park Avenue
                                          New York, New York 10022
                                          Facsimile:  212/652-3789

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            14. Amendments and Waivers. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and such officers of the Company as may be specifically designated by Management of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            16. Entire Agreement; Supercession. This Agreement and the EINN Agreement set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Consultant or representative of any party hereto or any predecessor of any party hereto, including without limitation that certain Employment Agreement between the Company and Consultant dated as of June 20, 2003, as amended as of January 5, 2004.

            17. Nonassignability. This Agreement is entered into in consideration of the personal qualities of Consultant and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of Company. It is expressly understood and agreed that this Agreement, and the rights accruing and obligations owed to the Company hereunder, and the obligations to be performed by the Company hereunder, may be assigned by the Company to any of its successors or assigns.

            18. Choice of Law. This Agreement is to be governed by and interpreted under the laws of the State of New York without regard to its conflict of laws principles.

            19. Survival. The termination of Consultant's engagement hereunder shall not affect the enforceability of Sections 6, 7 , 9, 10, 11, 18 and 19 of this Agreement.
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            20. Headings. The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

            21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first-above written.

                                    ELECTRO-OPTICAL SCIENCES, INC.



                                    By:    /s/ Joseph V. Gulfo
                                           -----------------------------
                                    Name:  Joseph V. Gulfo, M.D., M.B.A.
                                    Title: Chief Executive Officer


                                    CONSULTANT

                                    /s/ Marek Elbaum
                                    ------------------------------------
                                    Marek Elbaum, Ph.D.